Exhibit 10.14

January 14, 2020

Dear Dr. Manu Chakravarthy,

Carmot Therapeutics, Inc. is pleased to offer you a position with our Company. This represents an extraordinary opportunity to join our exceptional team, and we look forward to working with you to ensure Carmot’s future as an outstanding pharmaceutical company.

Below are details of your compensation and the benefits program offered to you as part of your employment with Carmot Therapeutics, Inc., as well as the terms of your employment. Should you have any questions regarding any part of this offer, or wish additional details, please let us know. We can provide you with any additional information you need to reach a decision to join our organization.

Carmot Therapeutics, Inc. (the “Company”) is pleased to offer you the position of “Chief Medical Officer and Executive Vice President of Research & Development” reporting to Dr. Stig Hansen located at our Berkeley site. Your annual base salary will be $425,000 less payroll deductions and all required withholdings, paid monthly with 12 pay periods in one year. In addition, you will receive a sign-on bonus payment of $25,000 which will be paid in the first payroll period following your Start Date, subject to the usual, required withholding. You are eligible to participate in the Company’s incentive bonus plan, which is tied to meeting certain individual and corporate goals. Your target bonus is 35% of your annual earned base salary. There is a performance review period once a year.

You will not be required to relocate to Berkeley, CA and will be able to work from Boston. However, you are expected to spend at least 5 working days per month in Berkeley in addition to Board meeting attendance. The Company will provide a budget to cover travel and lodging expenses.

Carmot Therapeutics, Inc. provides all eligible employees with a comprehensive benefits program. You will have the opportunity to participate in these benefits, which includes medical and dental coverage for you and your eligible dependents if you chose to enroll them. Depending on the terms, the Company may cover the cost of continuing your current health coverage or pay the amount you would otherwise have received on the Company plan to cover expenses on a third party plan. In addition, we also provide an IRA with a 2% company contribution of your base salary subject to the Federally regulated limits. Carmot also provides plans for selected holidays, 3 weeks (15 days) of paid vacation and sick leave. You will be eligible to accrue one additional vacation day per year of service for the first 5 years up to total 20 total vacation days per year. The Company may change compensation and benefits from time to time in its discretion.

An important component of your compensation includes the opportunity for ownership in our company. As part of your existing Advisor Agreement (as amended on July 17, 2020) with the Company, the Company has granted you an option to purchase 150,000 shares of the Company’s common stock (~1.5% of fully diluted shares) at the fair market value as determined by the Board as of July 19, 2020(the “Option”). The Option will start vesting on September 1, 2020 and will serve as compensation for services provided to the Company until your full time employment starts. Starting November 15, you will be able to dedicate 10 hours per week to provide advisory services to the Company. The Option will be subject to the terms and conditions of the Company’s Equity Incentive Plan, as amended (the “Plan”) and the 2018 Equity Incentive Plan Stock Option Agreement (the “Option Agreement”). Your Option Agreement will include a four-year vesting schedule, under which 25% of your Option will vest after 12 months of your employment Start Date and 1/48th of the total will vest at the end of each month thereafter, until either the Option is fully vested or your employment ends, whichever occurs first. In addition, your Option Agreement shall include a “double trigger” provision providing for full vesting of your Option if your employment is terminated without Cause or for Good Reason in connection with or within 6 months following a Change in Control (“Cause” and “Good Reason” defined in the Option Agreement). You shall be eligible to receive additional stock option grants in the future as determined by the Board.

As a condition of your employment, you will be required to abide by the Company’s policies and procedures including those outlined in our employee handbook. You also agree to read, sign and comply with the Company’s Employee Proprietary Information and Inventions Agreement (“Proprietary Information Agreement”).

In your work for the Company, you will be expected not to make unauthorized use or disclosure of any confidential information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. By accepting employment with the Company, you are representing to us that you will be able to perform your duties within the guidelines described in this paragraph. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company in any manner.

This offer is contingent upon our verification of your employment history and completion of a background check. Any intentional misrepresentation concerning your employment history may result in actions up to and including revocation of this offer or termination of your employment (should you commence work with Carmot Therapeutics, Inc.).

Your employment relationship is at-will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. If, however, your employment is terminated without Cause or if you resign for Good Reason, you are entitled to receive six (6) months of severance pay which will be paid in a lump sum within 30 days of termination less payroll deductions and all required withholdings together with a continuation of health care benefits for 6 months (“Cause” and “Good Reason” defined in the Option Agreement).

Confidential	740 Heinz Ave, Berkeley CA 94710

This letter, together with your Proprietary Information Agreement, forms the complete and exclusive statement of your agreement with the Company concerning this offer. The terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability will not affect the other provisions of this agreement, and such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder will be effective unless-it is in writing. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile will be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.

If you wish to accept employment at the Company under the terms described above, please sign and date this letter and return to me by January 18, 2021. If you accept our offer, we will arrange for you to start work on March 1, 2021 (the date your employment starts, the “Start Date”).

Carmot Therapeutics, Inc. is an ambitious undertaking, and we fully expect our company to become a dominant force in the development and commercialization of pharmaceutical drugs. Toward this end, we are assembling a team of uniquely qualified individuals with extraordinary knowledge, skills, and drive. We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Stig Hansen, Ph.D.

Stig Hansen, Ph.D.

Chief Executive Officer

Exhibit A — At-Will, Employee Proprietary Information and Inventions Agreement

Understood and Accepted:

/s/ Manu Chakravarthy	Jan. 18, 2021
Name	Date

Confidential	740 Heinz Ave, Berkeley CA 94710